Exhibit 10.1

EXECUTION COPY

AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of February 28, 2012, by and among LodgeNet Interactive Corporation (the “Company”) and the entities and natural persons listed on Exhibit A hereto (collectively, “Mast Capital”) (each of the Company and Mast Capital, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS:

WHEREAS, the Company and Mast Capital have engaged in various discussions and communications concerning the Company’s business, financial performance and strategic plans;

WHEREAS, Mast Capital is deemed to beneficially own shares of Common Stock of the Company (the “Common Stock”) totaling, in the aggregate, 2,425,915 shares, or approximately 9.6% of the Common Stock issued and outstanding on the date hereof;

WHEREAS, Mast Capital has submitted a letter demanding a list of stockholders and certain other books and records of the Company (the “Demand Letter”); and

WHEREAS the Company and the members of Mast Capital have determined to come to an agreement with respect to the composition of the Board of Directors of the Company (the “Board”), certain matters related to the Company’s 2012 annual meeting of stockholders (the “2012 Annual Meeting”) and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, and covenanting to act in good faith, agree as follows:

1.                                       Board Matters; Board Appointments; 2012 Annual Meeting.

(a)                                  On the later of (i) the date hereof or (ii) the meeting of the Board scheduled for February 28, the Company shall take all necessary actions to appoint Philip Spencer to fill the vacancy on the Board in the class of directors whose term expires at the Company’s 2014 annual meeting of stockholders (the “2014 Annual Meeting”).  Mr. Spencer shall agree to comply with the Company’s standards and guidelines regarding share ownership by outside directors of the Company.

(b)                                 The Company agrees to form a committee (the “Selection Committee”) to identify an additional individual (such individual, the “New Appointee”) to serve on the Board.  The Selection Committee shall consist of Scott H. Shlecter, the Chairman of the Governance and Nominating Committee of the Board, Scott C. Petersen, the Chairman and CEO of the Company, and representatives of each of the following stockholders of the Company: Mast Capital, Penn Capital Management Company, Inc., Mark Cuban and John Pecora (collectively, the “Participating Stockholders”).  Each Participating Stockholder and the Company shall be invited, at their option, to submit candidates to serve as the New Appointee.  The Selection Committee shall conduct a standard interview and due diligence process with respect to such recommendations to be coordinated by the Chairman of the Governance and Nominating Committee of the Board.  The New Appointee shall be the individual who receives the support of the majority of the Participating Stockholders (based on the number of shares held by each Participating Stockholder and his or its affiliates), provided, however, the Company may reasonably object to such individual.  If the Company has a reasonable objection to the New Appointee, the foregoing process shall be repeated until the Company has no objection to the New Appointee, provided, however, if the Company reasonably objects to three New Appointees selected by the Selection Committee, the Participating Stockholders shall have the right to designate the New Appointee by a majority vote (based on the number of shares held by each Participating Stockholder and his or its affiliates) over any objection by the Company.

(c)                                  The Company agrees that one of the incumbent directors, which may be one of the three directors whose terms expire at the 2012 Annual Meeting will either resign prior to, or not stand for re-election at, the 2012 Annual Meeting.  The Company agrees to either (i) appoint the New Appointee to fill the resulting vacancy on the Board prior to the Annual Meeting and, if appropriate, then include the New Appointee in the Company’s slate of three nominees for election at the 2012 Annual Meeting, or (ii) include the New Appointee in the Company’s slate of three nominees for election at the 2012 Annual Meeting.  If the New Appointee is appointed to the class of directors whose terms expire at the 2012 Annual Meeting, the Company agrees to recommend, support and solicit proxies for the election of the New Appointee in the same manner as for the Company’s other two nominees who are up for election at the 2012 Annual Meeting.  If the New Appointee is appointed to the class of directors whose terms expire at the Company’s 2013 annual meeting of stockholders (the “2013 Annual Meeting”) or 2014 Annual Meeting, the Company agrees to recommend, support and solicit proxies for the election of the New Appointee in the same manner as for the Company’s other nominees who are up for election at the 2013 Annual Meeting or 2014 Annual Meeting, as the case may be, provided that the New Appointee is in material compliance with the Company’s policies on director behavior applicable to all directors.  If the New Appointee is not in material compliance with such policies, then a replacement nominee shall be identified pursuant to the process set forth in Section 1(b) above; provided, that no Participating Stockholder shall serve on the Selection Committee unless at such time he or it owns at least a 5% interest in the Common Stock.

(d)                                 Each of Philip Spencer and the New Appointee will qualify as “independent” pursuant to NASDAQ listing standards.  The Governance and Nominating Committee of the Board shall have reviewed the qualifications of Mr. Spencer prior to the execution of this Agreement.

(e)                                  If Mr. Spencer resigns from the Board during the Standstill Period (as defined in Section 2(a) below), Mast Capital shall have the right to designate a replacement nominee to be appointed to the Board, to serve with a term expiring at the 2014 Annual Meeting; provided (i) that at such time Mast Capital owns at least a 5% interest in the Company’s common stock; and (ii) that such replacement designee must be reasonably acceptable to the Board and must qualify as “independent” pursuant to NASDAQ listing standards.

(f)                                    If the New Appointee resigns from the Board during the Standstill Period, the Company shall reconstitute the Selection Committee and a replacement nominee shall be identified pursuant to the process set forth in Section 1(b) above; provided, that no Participating Stockholder shall serve on the Selection Committee unless at such time he or it owns at least a 5% interest in the Common Stock.

(g)                                 Upon execution of this Agreement, Mast Capital hereby withdraws the Demand Letter and each member of Mast Capital agrees not to (i) nominate any person for election at the 2012 Annual Meeting or (ii) submit any proposal for consideration at, or bring any other business before, the 2012 Annual Meeting, directly or indirectly.  Mast Capital shall not publicly or privately encourage or support any other stockholder to nominate any person for election at the 2012 Annual Meeting.

(h)                                 During the Standstill Period, Mast Capital agrees to appear in person or by proxy and vote all shares of Common Stock of the Company beneficially owned by it and its affiliates in favor of the election of each of the Company’s nominees for election to the Board at any annual meeting of the Company.

(i)                                     The Company agrees that the Board shall take no action to increase the size of the Board to more than nine (9) members during the Standstill Period.

(j)                                     The Company agrees to hold the 2012 Annual Meeting no later than June 15, 2012.

2.                                       Standstill Provisions

(a)                                  Each member of Mast Capital agrees that, from the date of this Agreement until the earlier of (i) the conclusion of the Company’s 2013 Annual Meeting or (ii) June 30, 2013 (the “Standstill Period”), neither it nor any of its Affiliates or Associates (as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934, as amended or the rules or regulations thereunder (the “Exchange Act”)) under its control or direction will, and it will cause each of its Affiliates and Associates under its control not to, directly or indirectly, in any manner:

(i)                                     purchase or cause to be purchased or otherwise acquire or agree to acquire beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act) of any Common Stock or other securities issued by Company, if in any such case, immediately after the taking of such action, Mast Capital would, in the aggregate, collectively beneficially own more than 19.99% of the then outstanding shares of Common Stock;

(ii)                                  engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” as such terms are defined in Regulation 14A under the Exchange Act of proxies or consents (including, without limitation, any solicitation of consents to call a special meeting of stockholders), in each case, with respect to securities of the Company;

(iii)                               seek to advise, encourage, support or influence any person with respect to the voting or disposition of any securities of the Company at annual meeting of stockholders, except in accordance with Section 1;

(iv)                              form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than a “group” that includes all or some lesser number of the persons identified as part of Mast Capital, but does not include any other members who are not currently identified as part of Mast Capital as of the date hereof);

(v)                                 deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely among the members of Mast Capital;

(vi)                              seek or encourage any person to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company;

(vii)                           (1) make any proposal for consideration by stockholders at any annual meeting of stockholders of the Company or (2) make any offer or proposal (with or without conditions) with respect to a merger, acquisition, disposition or other business combination involving Mast Capital and the Company; or

(viii)                        seek, alone or in concert with others, representation on the Board, except as specifically contemplated in Section 1.

(b)                                 Notwithstanding anything contained herein to the contrary, except as expressly provided herein, each member of Mast Capital shall be entitled to:

(i)                                     vote their shares on any proposal duly brought before the 2012 Annual Meeting or 2013 Annual Meeting (other than the election of directors), or any special meeting of stockholders of the Company, or otherwise vote as each member of Mast Capital determines in its sole discretion;

(ii)                                  propose a slate of nominees for election as directors and/or one or more proposal(s) for consideration or approval by stockholders at the 2014 Annual Meeting;

(iii)                               disclose, publicly or otherwise, how it intends to vote or act with respect to any securities of the Company, any stockholder proposal or other matter to be voted on by the stockholders of the Company (other than the election of directors) and the reasons therefor; and

(iv)                              announce their opposition to any Board approved proposals related to a merger, acquisition, disposition of all or substantially all of the assets of the Company or other business combination involving the Company.

3.                                       Representations and Warranties of the Company.

The Company represents and warrants to Mast Capital that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

4.                                       Representations and Warranties of Mast Capital.

Mast Capital shall cause its Affiliates to comply with the terms of this Agreement.  Mast Capital represents and warrants to the Company that (a) the authorized signatory of Mast Capital set forth on the signature page hereto has the power and authority to execute this Agreement and to bind it thereto this Agreement, (b) this Agreement has been duly authorized, executed and delivered by Mast Capital, and is a valid and binding obligation of Mast Capital, enforceable against Mast Capital in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Mast Capital as currently in effect and (d) the execution, delivery and performance of this Agreement by each member of Mast Capital does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound.

5.                                       Press Release.

Promptly following the execution of this Agreement, the Company and Mast Capital shall jointly issue a mutually agreeable press release (the “Mutual Press Release”) announcing the terms of this Agreement, in the form attached hereto as Exhibit B.

6.                                       Specific Performance.

Each of the members of Mast Capital, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable in damages.  It is accordingly agreed that the members of Mast Capital or any of them, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.

7.                                       Expenses.

The Company shall reimburse Mast Capital for its reasonable, documented out of pocket fees and expenses (including legal expenses) incurred in connection with the matters related to the 2012 Annual Meeting and the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $35,000 in the aggregate.

8.                                       Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

9.                                       Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

LodgeNet Interactive Corporation

3900 West Innovation Street

Sioux Falls, South Dakota, 57107

Attention: James Naro

Facsimile:

With a copy to:

Leonard, Street and Deinard

150 South Fifth Street

Minneapolis, Minnesota 55402

Attention:  Mark Weitz

Telephone: 612-335-1517

Facsimile:  612-335-1657

If to Mast Capital or any member thereof:

Mast Capital Management, LLC

200 Clarendon Street, 51st Floor

Boston, MA 02116

Attention: Adam Kleinman, General Counsel

Telephone: (617) 375-3019

Facsimile: (617) 247-7985

With a copy to:

Olshan Grundman Frome Rosenzweig & Wolosky LLP

Park Avenue Tower

65 East 55th Street

New York, New York 10022

Attention: Adam W. Finerman, Esq.

Telephone: (212) 451-2289

Facsimile: (212) 451-2222

10.                                 Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof.  Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

11.                                 Counterparts.  This Agreement may be executed in one or more counterparts which together shall constitute a single agreement.

12.                                 Entire Agreement; Amendment and Waiver; Successors and Assigns.

This Agreement contains the entire understanding of the Parties hereto with respect to its subject matter.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein.  No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and Mast Capital. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.  The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to any member of Mast Capital, the prior written consent of the Company, and with respect to the Company, the prior written consent of Mast Capital.

13.                                 Breach.

In the event of a breach of this Agreement by the Company, Mast Capital’s obligations under Section 2(a) above will terminate.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

LODGENET INTERACTIVE CORPORATION

By:	/s/ Scott C. Petersen
	Name:	Scott C. Petersen
	Title:	Chief Executive Officer

MAST CAPITAL MANAGEMENT, LLC

By:	/s/ Peter Reed
	Name:	Peter Reed
	Title:	Authorized Signatory

EXHIBIT A

Mast Capital

MAST CAPITAL MANAGEMENT, LLC

MAST CREDIT OPPORTUNITIES I MASTER FUND LIMITED

MAST OC I MASTER FUND L.P.

MAST SELECT OPPORTUNITIES MASTER FUND L.P.

MAST PC FUND, L.P.

CHRISTOPHER B. MADISON

DAVID J. STEINBERG

EXHIBIT B

CONTACT:
Ann Parker
Director of Corporate Communications
LodgeNet Interactive Corporation
605-988-1000
communications@lodgenet.com

LODGENET APPOINTS PHILLIP M. SPENCER TO BOARD OF DIRECTORS

SIOUX FALLS, SD, February 28, 2012 — LodgeNet Interactive Corporation (NASDAQ:LNET) the leading provider of interactive media and connectivity services to hospitality and healthcare businesses and the consumers they serve, announced today that Phillip M. Spencer has been appointed to its Board of Directors. Mr. Spencer will fill a board position left open by the retirement of Rodney Leyendecker in 2011.

Mr. Spencer is Chief Executive Officer and a member of the board of directors of Windjammer Communications, LLC, which owns and operates cable systems in six states offering High-Speed internet, Cable TV and local phone service to residential and commercial customers. Prior to joining Windjammer in May of 2010, Mr. Spencer was president and CEO of Aplus.Net, a global provider of webhosting and co-location services and also served as President and CEO of Everest Connections, Inc., a Lenexa, Kansas-based cable, telephone, and Internet access provider.  A Marquette University graduate, Mr. Spencer holds a bachelor’s degree in Economics and Finance.

“I am very pleased to welcome Phil to the Board of Directors, at LodgeNet” said Scott C. Petersen, Chairman & CEO of LodgeNet.  “As a seasoned executive with a strong cable and media background, Phil is an excellent addition to our board.”

About LodgeNet

LodgeNet Interactive Corporation is the leading provider of interactive media and connectivity services to hospitality and healthcare businesses and the consumers they serve. Recently named by Advertising Age as one of the Leading 100 US Media Companies, LodgeNet Interactive serves approximately 1.6 million hotel rooms worldwide in addition to healthcare facilities throughout the United States. The Company’s services include: Interactive Television, Broadband and Advertising Media Solutions along with nationwide technical and professional support services. LodgeNet Interactive Corporation owns and operates businesses under the industry leading brands: LodgeNet, The Hotel Networks and LodgeNet Healthcare. LodgeNet Interactive is listed on NASDAQ and trades under the symbol LNET. For more information, please visit www.lodgenet.com.

LodgeNet and the LodgeNet logo are registered trademarks of LodgeNet Interactive Corporation. All other trademarks are the property of their respective owners.

Certain statements in this press release constitute “forward-looking statements.” When used in this press release, the words “will,” “expects,” “anticipates,” “estimates,” “believes,” “goal,” and similar expressions, and statements which are made in the future tense or refer to future events or developments are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

LodgeNet is a registered trademark of LodgeNet Interactive Corporation.